EXHIBIT 99.1

COMPREHENSIVE CARE CORPORATION REPORTS

THIRD QUARTER 2010 RESULTS

TAMPA, Florida: November 15, 2010: Comprehensive Care Corporation (“CompCare” or the “Company”) (OTCBB: CHCR) today reported results for the third quarter ended September 30, 2010.

Total revenue for the three months ended September 30, 2010 was $7.9 million compared to $3.6 million for the three months ended September 30, 2009. The 121% increase in revenue was primarily attributable to several new contracts the Company signed earlier in the year. Net loss for the three months ended September 30, 2010 was ($3.7) million, or ($0.07) per basic and diluted share, compared to net loss of ($2.6) million, or ($0.06) per basic and diluted share for the three months ended September 30, 2009.

Total revenue for the nine months ended September 30, 2010 was $17.3 million, an increase of 66%, compared to $10.4 million for the nine months ended September 30, 2009. For the nine months ended September 30, 2010, the Company incurred a net loss of ($8.6) million, or ($0.20) per basic and diluted share, compared to ($13.9) million, or ($0.47) per basic and diluted share, for the nine months ended September 30, 2009.

Clark A. Marcus, Chairman and Chief Executive Officer of CompCare, stated, “We are excited by the building momentum in our business as we implement multiple new contracts covering members located in several states and Puerto Rico. Most recently, we announced a two-year contract with two affiliated Medicare Advantage health plans serving approximately 185,000 members in Puerto Rico. As a result of this contract, we have increased the number of members currently being covered by our services to more than 1.1 million from approximately 750,000 members at the beginning of the year.”

“The scale that we are building in our business is an important factor that we expect to promote future growth, as we believe it strategically positions us to competitively bid on selling our services to even larger managed health care programs. In addition, we are focused on establishing a broader sales team and building our provider networks in new and existing states and in Puerto Rico. We believe that each of these activities will help us compete for more contracts and promote future growth in the coming year,” concluded Mr. Marcus.

Conference Call Details

Management will host a conference call at 11:00 am Eastern Time on Monday, November 15, 2010, to discuss the latest corporate developments and results. The dial-in number for callers in the U.S. is (866) 393-7348 and the dial-in number for international callers is (706) 679-1465. The access code for all callers is 23348940. Investors can also access the call in a “listen only” mode via the Internet at the Company’s website, www.compcare.com, or at www.kcsa.com. Please allow extra time prior to the call to visit the site and download any necessary audio software.

A digital replay of the conference call will be available through November 29, 2010 at (800) 642-1687 in the U.S. or (706) 645-9291 internationally, access code: 23348940. The replay also will be available at the Company’s website for a limited time.

About CompCare

Established in 1969, CompCare provides behavioral health, substance abuse and employee assistance programs for governmental agencies, managed care companies and employer groups throughout the United States and Puerto Rico. Headquartered in Tampa, Florida, CompCare focuses on personalized attention, flexibility, a commitment to high-quality services and innovative approaches to behavioral health that address both the specific needs of clients and changing healthcare industry demands. For more information, please call 813-288-4808.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release, including but not limited to our ability to grow our business and competitively bid on selling services to larger managed health care programs as a result of increased scale, and the effects of establishing a broader sales team and building our provider networks, are forward looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company’s control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, changes in local, regional, and national economic and political conditions, the effect of governmental regulation, competitive market conditions, varying trends in member utilization, our ability to manage healthcare operating expenses, our ability to achieve expected results from new and existing business, our ability to expand and manage our provider network, the profitability, if any, of our recently acquired or previously existing capitated contracts, the costs incurred in seeking new contracts, the loss or termination of any existing contract, increases or variations in cost of care, seasonality, the Company’s ability to obtain additional financing, and additional risk factors as discussed in the reports filed by the Company with the Securities and Exchange Commission, which are available on its website at www.sec.gov.

Investor Contacts:

Todd Fromer / Garth Russell / Maxine Stephenson

KCSA Strategic Communications

212-896-1215 / 212-896-1250 / 212-896-1211

tfromer@kcsa.com / grussell@kcsa.com / mstephenson@kcsa.com